Exhibit 10.36
CHANGE OF CONTROL AGREEMENT
          This Change of Control Agreement (this “Agreement”), dated as of May ___, 2009, is entered into by and between F5 Networks, Inc., a Washington corporation (the “Company”), and ________________________ (the “Executive”).
     The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive arising from the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with reasonable compensation and benefit arrangements upon a Change of Control. In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     1. Definitions
          1.1 “Change of Control” shall have the definition set forth in Appendix A hereto, which is hereby incorporated by reference.
          1.2 “Change of Control Date” shall mean the first date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for the purposes of this Agreement the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.3 “Protected Period” shall mean the two (2) year period commencing on the Change of Control Date and ending on the second anniversary of that date.
     2. Employment during Protected Period
          2.1 Position, Authority, Duties and Responsibilities
          During employment during the Protected Period, the Executive’s position, title, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date.

          2.2 Location
          During employment during the Protected Period, the Executive’s services shall be performed at the Company’s offices on the Change of Control Date at which the Executive was employed or any office that is subsequently designated by the Company and is less than thirty (30) miles from such location.
          2.3 Employment at Will
          The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or its affiliated companies is “at will” and may be terminated by either the Executive or the Company or its affiliated companies at any time with or without cause. Except as otherwise provided herein, if prior to the Change of Control Date, the Executive’s employment with the Company or its affiliated companies terminates for any reason, then the Executive shall have no further rights under this Agreement.
     3. Attention and Effort
          During employment during the Protected Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all of the Executive’s professional productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to the Executive hereunder, and will use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Protected Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Protected Period shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     4. Compensation
          As long as the Executive remains employed by the Company during the Protected Period, the Company agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept in exchange for the services rendered hereunder by the Executive, the following compensation:
          4.1 Salary
          The Executive shall receive an annual base salary (the “Annual Base Salary”), at least equal to the Executive’s annual salary at the highest rate in effect in the twelve (12) months immediately preceding the Change of Control Date. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other executives of the

Company are paid. The Board or the Compensation Committee [or the Chief Executive Officer] shall review the Annual Base Salary at least annually and shall determine in good faith and consistent with any generally applicable Company policy any increases for future years.
          4.2 Bonus
          In addition to the Annual Base Salary, the Executive shall be awarded an annual incentive bonus (the “Annual Incentive Bonus”) in cash at least equal to 100% of the Executive’s highest annual target incentive bonus in effect in the twelve (12) months immediately preceding the Change of Control Date. Each Annual Incentive Bonus shall be paid in intervals (such as quarterly) no less frequently than as paid immediately preceding the Change of Control Date but in no event less frequently than annually, unless the Executive shall elect to defer the receipt of the Annual Incentive Bonus in accordance with the terms of any Company deferred compensation program. The term “Bonus Payment Period” as used herein refers to the quarterly, annual or other interval (but not greater than annual) with respect to which all or a pro rata portion of the Annual Incentive Bonus is paid.
     5. Benefits and Expenses
          5.1 Benefits
          As long as the Executive remains employed by the Company during the Protected Period, the Executive shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be provided to other executives of the Company and its affiliated companies from time to time during the Protected Period by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments), including, without limitation, paid vacations; any stock purchase, savings or retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies or programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs).
          5.2 Expenses
          As long as the Executive remains employed by the Company during the Protected Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the executives of the Company and its affiliated companies during the Protected Period. Without limitation on the foregoing, reimbursement shall be made no later than the end of the fourth month of the year following the year in which the expense was incurred.
     6. Termination
          During the Protected Period, employment of the Executive may be terminated as follows:

          6.1 Termination by the Company or the Executive
          At any time during the Protected Period, the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate the Executive’s employment for Good Reason (as defined below) or for any reason, upon giving a Notice of Termination (as defined below).
          6.2 Automatic Termination
          This Agreement and the Executive’s employment during the Protected Period shall terminate automatically upon the death or Total Disability of the Executive. The term “Total Disability” as used herein shall mean the Executive’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the duties set forth in Section 2.1 hereof for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive’s control, unless the Executive is granted a leave of absence by the Board. The Executive and the Company hereby acknowledge that the duties specified in Section 2.1 hereof are essential to the Executive’s position and that the Executive’s ability to perform those duties is the essence of this Agreement.
          6.3 Notice of Termination
          Any termination by the Company or by the Executive during the Protected Period shall be communicated by a Notice of Termination to the other party given in accordance with Section 9 hereof. The term “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
          6.4 Date of Termination
          During the Protected Period, “Date of Termination” means (a) if the Executive’s employment is terminated by reason of death, the date the Executive’s death occurs, (b) if the Executive’s employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive’s Total Disability, and (c) in all other cases, ten (10) days after the date of delivery or mailing of the Notice of Termination. The Executive’s employment and performance of services will continue during such ten (10) day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive’s compensation during such period, excuse the Executive from any or all of the Executive’s duties during such period. Notwithstanding anything contained in this Agreement to the contrary, the date on which a “separation from service” (“Separation from Service”) pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Code

Section 409A”) occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.
     7. Termination Payments
          In the event of termination of the Executive’s employment during the Protected Period, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 7.
          7.1 Termination by the Company Other Than for Cause or by the Executive for Good Reason
          If during the Protected Period the Company terminates the Executive’s employment other than for Cause or the Executive terminates the Executive’s employment for Good Reason, the Executive shall be entitled to:
          (a) receive payment of the following accrued obligations (the “Accrued Obligations”):
               (i) the Annual Base Salary through the Date of Termination to the extent not theretofore paid;
               (ii) the Annual Incentive Bonus for the last completed Bonus Payment Period prior to the Date of Termination to the extent not theretofore paid;
               (iii) the product of (x) the Annual Incentive Bonus payable with respect to the Bonus Payment Period in which the Date of Termination occurs and (y) a fraction the numerator of which is the number of days in such Bonus Payment Period through the Date of Termination, and the denominator of which is the total number of days in that Bonus Payment Period;
               (iv) any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any); and
               (v) any accrued vacation pay that would be payable under the Company’s standard policy, in each case to the extent not theretofore paid;
          (b) have the Company pay, for one (1) year after the Date of Termination, the Executive’s premiums for health insurance benefit continuation for the Executive and the Executive’s family members, if applicable, that the Company provides to the Executive under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (such payment is hereinafter referred to as “COBRA Continuation”);
          (c) an amount as severance pay equal to [two for President and CEO; one for other executive officers] times the Annual Incentive Bonus payable with respect to the fiscal year in which the Date of Termination occurs;

          (d) an amount as severance pay equal to [two for President and CEO; one for other executive officers] times the Annual Base Salary for the fiscal year in which the Date of Termination occurs; and
          (e) immediate vesting of all outstanding stock options, restricted stock units, restricted stock and other equity previously granted to the Executive by the Company.
          7.2 Termination for Cause or Other Than for Good Reason
               If during the Protected Period the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive (a) the Annual Base Salary through the Date of Termination, (b) that portion of the Annual Incentive Bonus for the last completed Bonus Payment Period prior to the Date of Termination to the extent not heretofore paid, (c) the amount of any compensation previously deferred by the Executive in accordance with the terms of any Company deferred compensation program, (d) any benefits under generally applicable employee benefit programs (other than any severance program) and (e) any accrued vacation pay that would be payable under the Company’s standard policy, in each case to the extent theretofore unpaid.
          7.3 Expiration of Term
          In the event the Executive’s employment is not terminated prior to expiration of the Protected Period, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive that portion of the Annual Incentive Bonus for the last completed Bonus Payment Period prior to the expiration of the Protected Period to the extent not heretofore paid; and the product of (a) the Annual Incentive Bonus payable with respect to the Bonus Payment Period in which the Protected Period expired and (b) a fraction the numerator of which is the number of days in such Bonus Payment Period through the end of the Protected Period and the denominator of which is the total number of days in that Bonus Payment Period. Such payment will be made within ten (10) working days of the expiration of the Protected Period.
          7.4 Termination Because of Death or Total Disability
          If during the Protected Period the Executive’s employment is terminated by reason of the Executive’s death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or the Executive’s legal representatives under this Agreement, other than the Company’s obligation to pay the Executive the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable in the case of the Executive’s death) and to provide COBRA Continuation.
          7.5 Payment Schedule
          All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 7, other than deferred compensation pursuant to Section 7.1(a)(iv) hereof, shall be made to the Executive within ten (10) working days of the Date of Termination. Deferred compensation pursuant to Section 7.1(a)(iv) hereof shall be payable pursuant to the terms of the deferred compensation program. Subject to Section 19, any severance payments payable to the Executive pursuant to Sections 7.1(c) and 7.1(d) hereof shall be made to the Executive in a lump sum within ten (10) working days of the Date of Termination. Notwithstanding the preceding provisions of this Section 7, if any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions) (a “409A Payment”), then the provisions of Section 19.1 hereof shall apply. In addition, Section 7.10 hereof must be satisfied to receive payments and benefits under this Agreement.
          7.6 Cause
          For purposes of this Agreement, “Cause” means the occurrence of one (1) or more of the following events:
          (a) the willful and continued failure by the Executive, after reasonable notice and opportunity to cure, to substantially perform Executive’s duties with the Company (other than any such failure resulting from the Executive’s Total Disability);
          (b) willful gross misconduct involving serious moral turpitude or breach of the Executive’s duty of loyalty to the Company;
          (c) the Executive being convicted of a felony or of a violation of a state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude demonstrably injurious to the Company’s financial position or reputation;
          (d) the Executive willfully (x) impedes, (y) endeavors to obstruct or impede or (z) fails to materially cooperate with an investigation authorized by the Board; or
          (e) any other material willful violation of any provision of this Agreement by the Executive, subject to the notice and opportunity-to-cure requirements of Section 8 hereof.
For purposes of this Section, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described above, and specifying the particulars thereof in detail.
          7.7 Good Reason
          For purposes of this Agreement, “Good Reason” means:
          (a) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, title, authority, duties or responsibilities as contemplated by Section 2.1 hereof or any other action by the Company that results in a material diminution in such position, title, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
          (b) any material failure by the Company to comply with any of the provisions of Section 4 or Section 5 hereof, other than an isolated and inadvertent failure not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
          (c) the Company’s requiring the Executive to be based at any office or location other than that described in Section 2.2 hereof;
          (d) any other material violation of any provision of this Agreement by the Company, including, without limitation, the failure by the Company to comply with Section 10 hereof;
Notwithstanding any provision in this Agreement to the contrary, termination of employment by the Executive will not be for Good Reason unless (i) the Executive notifies the Company in writing of the occurrence or existence of the event or condition which the Executive believes constitutes Good Reason within ninety (90) days of the occurrence or initial existence of such event or condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Executive actually terminates employment within sixty (60) days after the expiration of the Remedial Period and before the Company remedies such event or condition. If the Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the event or condition (even if after the end of the Remedial Period), then the Executive’s termination of employment will not be considered to be for Good Reason.
          7.8 Excess Parachute Limitation
          Notwithstanding any other provision in this Agreement, in the event Executive becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Payments”), which Payments are reasonably determined by the Executive, but for this Section 7.8, to be subject to the tax imposed by Section 4999 or any successor provision of the Code (the “Excise Tax”), the Company shall pay Executive either (i) the full amount of the Payments or (ii) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax (the “Capped Payment”), whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

          If a reduction in the Payments is required so that the amount of the Payments equals the Capped Payment, the Payments shall be reduced in the following order: (1) reduction of cash Payments otherwise payable to Executive that are exempt from Code Section 409A; (2) reduction of any other payments and benefits otherwise payable to Executive that are exempt from Code Section 409A; (3) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Code Section 409A; (4) cancellation of accelerated vesting of stock options that are exempt from Code Section 409A; and (5) reduction of any other payments and benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company. If acceleration of vesting of Executive’s stock options or other equity awards is to be reduced pursuant to clauses (3) or (4) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting.
          All computations and determinations called for by this Section 7.8 shall be made and reported in writing to the Company and Executive by an independent accounting firm or independent tax counsel selected by the Executive subject to approval by the Company, which approval shall not be unreasonably withheld (the “Tax Advisor”). For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall pay all fees and expenses charged by the Tax Advisor in connection with its services.
          7.9 Outplacement Services.
          The Company shall pay for the cost of senior executive-level outplacement services for the Executive for a period, at the election of the Executive, of up to twelve (12) months with a cost to the Company of up to $25,000. Outplacement services shall be provided by such executive outplacement firm selected by the Executive subject to approval by the Company, which approval shall not be unreasonably withheld. The Executive shall commence utilization of such senior executive-level outplacement services within ninety (90) days following his or her termination date.
          7.10 General Release of Claims
          As a condition to receiving the payments and benefits under this Section 7 other than Accrued Obligations set forth in Sections 7.1(a)(i), Section 7.1(a)(iv) and 7.1(a)(v) hereof, the Executive shall execute (and not later revoke) a general release and waiver of all claims against the Company, which release and waiver shall be in a form reasonably acceptable to the Company, in its reasonable discretion, and delivered to the Company no later than the seventh day of the third month of the fiscal year following the fiscal year in which the Date of Termination occurs. To the extent any payment or benefit is a 409A Payment, the provisions of Section 19.3 hereof shall apply.

     8. Notice and Cure of Breach
          Without limitation on the last paragraph of Section 7.7, whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (b) or (c) of Section 7.6 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.
     9. Notices
          Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail, or delivered by a nationally recognized overnight delivery service, postage or charges prepaid, to the Executive at the last address he has filed in writing with the Company and to the Company at its principal executive offices.
     10. Assignment.
          This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean F5 Networks, Inc. and any affiliated company or successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law, or otherwise. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
     11. Waivers.
          No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.
     12. Amendments in Writing.
          No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.
     13. Applicable Law.
          This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.
     14. Arbitration; Attorneys’ Fees
          Any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect, conducted by one arbitrator either mutually agreed upon or selected in accordance with the JAMS Rules. The arbitration shall be conducted in King County, Washington, under the jurisdiction of the Seattle office of JAMS. The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement. Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator’s decision shall be final and binding, and each party agrees to be bound by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the State of Washington. Either party may obtain judgment upon the arbitrator’s award in the Superior Court of King County, Washington.
          The Company will pay, or reimburse Executive for, at Executive’s discretion, all attorneys’ fees, costs and expenses incurred by Executive in connection with the negotiation, execution and delivery of this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, whether or not Executive is successful in asserting such rights; provided, however, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive’s assertion of such rights was in bad faith. To the extent any of the payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts under this subsection shall be equal to the full amount of the payments required by this Section.
     15. Indemnification and Insurance.
          Beginning on the Change of Control Date and continuing thereafter, including after the termination of Executive’s employment hereunder, the Company shall indemnify, defend and hold the Executive harmless from and against any and all Expenses, liabilities, damages, costs, judgments, penalties, fines and amounts paid in settlement, incurred by Executive in connection with any Proceeding involving Executive by reason of Executive’s being or having been an officer, director, employee or agent of the Company (or any affiliate of the Company) to the fullest extent permitted by law, whether or not Executive is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, and whether or not Executive is successful in such Proceeding. In addition, upon receipt from Executive of (i) a written request for an advancement of Expenses which Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that she is not entitled to indemnification under this Agreement or otherwise, the Company shall advance such Expenses to Executive or pay such Expenses for Executive, all in advance of the final disposition of any such matter. The provisions of the preceding two sentences shall survive the termination of Executive’s employment hereunder for any reason whatsoever and the termination of this Agreement. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Executive may at any time be entitled under applicable law, the Articles of Incorporation, the By-Laws of the Company, any other agreement, a vote of stockholders or a resolution of the Board, or otherwise. For purposes hereof, “Expenses” shall include all reasonable fees and expenses including, without limitation, reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and disbursements and expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding; and “Proceeding” shall include (without limitation) any and all proceedings, including, without limitation, actions, suits, arbitrations, alternative dispute resolution mechanisms, investigations, administrative hearings and other proceedings, whether civil, criminal, administrative or investigative, and whether or not by or in the right of the Company. Beginning on the Change of Control Date and continuing thereafter, including after the termination of Executive’s employment hereunder, Executive shall have coverage under a director’s and officer’s liability insurance policy in amounts no less than, and on terms no less favorable than those, as provided to officers of the Company immediately prior to the Change of Control Date and in amounts no less than, and on terms no less favorable than those, as provided to the other members of the Board and senior executive officers of the Company from time to time.
     16. Severability.
          If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.
     17. Entire Agreement.
          This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

     18. Withholding.
          The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     19. 409A Interpretation Provision.
          The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest that may be imposed upon the Executive pursuant to Code Section 409A.
          19.1 Payments to Specified Employees.
          To the extent that any payment or benefit pursuant to this Agreement constitutes a 409A Payment treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for the Executive not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (a) six (6) months after the Executive’s Separation from Service or (b) the date of the Executive’s death. Should this Section 19 result in the delay of benefits, any such benefit shall be made available to the Executive by the Company during such delay period at the Executive’s expense. Should this Section 19.1 result in a delay of payments or benefits to the Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 19.1 as well as reimbursement of the amount the Executive paid for benefits pursuant to the preceding sentence, shall be paid in a lump sum on the 409A Payment Date. For purposes of this Section 19.1, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company.
          19.2 Reimbursements.
          For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursements or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulation Section 1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten (10) years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulation Section 1.409A-1(b)(9)(v) or otherwise under Code Section 409A.
          19.3 Release.
          Subject to Section 19.1 hereof, (a) to the extent that the Executive is required to execute and deliver a release to receive a 409A Payment and (b) this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Executive’s Separation from Service, such 409A Payment will be provided upon the 55th day following the Executive’s Separation from Service, provided that the release in the form acceptable to the Company, in its reasonable discretion, has been executed, delivered and effective prior to such time. To the extent there is a delay in providing a 409A Payment because of the provisions of this Section 19.3, interest for the delay and the opportunity for the Executive to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 19.1 hereof. If a release is required for a 409A Payment and such release is not executed, delivered and effective by the 55th day following the Executive’s Separation from Service, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A.
          19.4 No Acceleration; Separate Payments.
          No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
     20. Counterparts
          This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

F5 NETWORKS, INC.
By:
Name:
Its:

EXECUTIVE
By:
Name:

APPENDIX A
For purposes of this Agreement, a “Change of Control” shall mean:
(a) A “Board Change” that, for purposes of this Agreement, shall have occurred if individuals who as of May 1, 2009 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” (as such terms are used in former Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Incumbent Board (a “proxy contest”) including by reason of any agreement intended to avoid or settle an election contest or proxy contest; or
(b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any entity pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Appendix A are satisfied; or
(c) Consummation of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the entity resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or the Outstanding

Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the entity resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the entity resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or
(d) Consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of the Company’s assets.